Exhibit 99.2

PRESS RELEASE

THRESHOLD PHARMACEUTICALS ANNOUNCES DETAILED RESULTS FROM POSITIVE PHASE 2B TRIAL OF TH-302 IN PANCREATIC CANCER AT AACR ANNUAL MEETING

•	Primary progression-free survival efficacy endpoint met (p=0.005)
•	Response rate of 27% and median PFS of 6.0 months in highest TH-302 dose group
•	Dose-dependent TH-302-related toxicity did not increase discontinuations due to AE

SOUTH SAN FRANCISCO, CA – March 30, 2012 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced that detailed results are now published in the abstract featuring its 214-patient randomized controlled Phase 2b clinical trial evaluating the efficacy and safety of two doses of TH-302, a hypoxia-targeted drug, in combination with gemcitabine compared to gemcitabine alone in patients with first-line advanced pancreatic cancer. The results will be presented by Mitesh J. Borad, M.D., a principal investigator and Assistant Professor of Medicine at the Mayo Clinic in Arizona, as part of a late breaking clinical trial presentation scheduled for 10:35 am CT on Monday, April 2, 2012, at the American Association of Cancer Research 2012 Annual Meeting in Chicago. The presentation will be available in the publications section of www.thresholdpharm.com following the session. The abstract can be found on the aacr.org website or by clicking here.

The study reached its pre-specified primary efficacy endpoint with a median increase in progression-free survival (PFS) from 3.6 months to 5.6 months in the pooled patients treated with TH-302 (at a dose of 240 mg/m2 or a dose 340 mg/m2) in combination with gemcitabine compared to gemcitabine alone. The combination regimen was also associated with an increase in tumor response rate from 12% to 22% and a greater decrease in serum CA19-9. In addition, a dose response was identified with the greatest efficacy in the higher 340 mg/m2 group with a median PFS of 6.0 months, response rate of 27% and larger CA19-9 decreases. TH-302-related toxicities were also dose dependent. TH-302 related toxicities including skin and mucosal toxicities and myelosuppression were dose dependent and consistent with previous trials and did not result in an increase in discontinuations due to adverse events.

“The detailed results from this first randomized study of TH-302 confirm the earlier results from our previous non-randomized 402 study for patients with pancreatic cancer. In that study, patients in a number of indications including pancreatic cancer appeared to benefit from the addition of TH-302 to standard chemotherapy based on comparisons to historical control data,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “These new results are very supportive of our prior findings and suggest that TH-302 may have broad therapeutic potential in addressing the unmet medical need of treating cancer cells residing in the hypoxic compartment of tumors. We are grateful to AACR for the opportunity to present this data at their annual meeting while we continue to focus on advancing TH-302 in pancreatic cancer, as well as soft tissue sarcoma with our ongoing Phase 3 trial."

Clinical Trial Design

TH-CR-404 (the “404 study”) is a multi-center, randomized, controlled, dose-ranging, Phase 2b crossover clinical trial of TH-302 in combination with a standard gemcitabine regimen in patients with first-line advanced pancreatic cancer. The primary endpoint of the trial was PFS. The secondary endpoints were overall response rate, overall survival, and change in CA19-9 as well as various other efficacy and safety parameters. Tumor response was evaluated at baseline and every eight weeks using RECIST. Patients for whom monotherapy with gemcitabine is considered standard therapy were eligible for the trial. Patients were randomized equally into one of three cohorts: TH-302 at a dose of 240 mg/m2 plus gemcitabine, TH-302 at a dose of 340 mg/m2 plus gemcitabine, or gemcitabine alone. Patients who successfully completed six cycles of treatment without evidence of significant treatment-related toxicity or progressive disease could continue to receive treatment. If a patient experienced cancer progression on gemcitabine alone, the patient could cross over into one of the TH-302 plus gemcitabine cohorts. The primary efficacy analysis was performed based upon 149 investigator-assessed PFS events and, per protocol, the primary efficacy endpoint pooled data from the two gemcitabine plus TH-302 dose groups in the comparison to gemcitabine alone.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Results

The median PFS was 5.6 months for pooled patients treated with gemcitabine in combination with TH-302 at either 240 mg/m2 or 340 mg/m2 compared to 3.6 months for patients treated with gemcitabine alone. The PFS hazard ratio comparing the TH-302 combination to gemcitabine alone was 0.61 (95% confidence interval: 0.43 – 0.87), which was highly statistically significant (p = 0.005). The median PFS was 6.0 months in the 340 mg/m2 group. The response rate in the pooled combination arms was 22% compared to 12% in the gemcitabine alone group with a 17% response rate in the 240 mg/m2 group and 27% response rate in the 340 mg/m2 group. A similar dose dependency was reported in serum CA19-9 levels.

There was greater drug exposure in the combination groups with a median of 4 cycles received with gemcitabine alone compared with 5 cycles in the 240 mg/m2 group and 6 cycles in the 340 mg/m2 group. The combination safety profile was consistent with the prior study of this combination regimen. As in that study, skin and mucosal toxicities and myelosuppression were TH-302 dose dependent and consistent with previous trials and did not result in an increase in discontinuations due to adverse events. The doses used in the 404 study were less than the single-agent maximum tolerated dose of TH-302, which was previously established at 575 mg/m2. The incidence of grade 3/4 thrombocytopenia and grade 3/4 neutropenia was significantly higher in the combination arms and highest in the 340 mg/m2 group. Discontinuations for adverse events were lowest in the 340 mg/m2 group.

An update of the efficacy and safety data from the study, including data on overall survival, is expected to be released later this year.

About Pancreatic Cancer

Pancreatic cancer is a malignant neoplasm of the pancreas with current treatment options including surgery, radiotherapy and chemotherapy. Gemcitabine as a single agent or in combination with other treatments is the most commonly used chemotherapeutic agent in patients with advanced pancreatic cancer. It is estimated that approximately 279,000 cases of pancreatic cancer were diagnosed worldwide in 2008. Pancreatic cancer is the fourth most common cause of cancer death both in the United States and internationally. The American Cancer Society estimates that 44,030 people were diagnosed with pancreatic cancer in the United States in 2011, and approximately 37,660 people died from the disease.

About TH-302

TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and recently completed a Phase 2b trial of TH-302 in combination with gemcitabine versus gemcitabine alone in pancreatic cancer. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302’s potential ability to treat cancers, planned clinical trials and anticipated results, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on March 15, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com